Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Rentokil Initial plc of our report dated June 7, 2022, except for the change in composition of reportable segments discussed in Note A1 to the consolidated financial statements, as to which the date is August 19, 2022, relating to the financial statements of Rentokil Initial plc, which appears in the Registration Statement on Form F-4 (File No. 333-265455) of Rentokil Initial plc.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

October 12, 2022